Exhibit (h)(4)

AMENDMENT TO
TRANSFER AGENCY AGREEMENT

Amendment made this day of November 2, 2006 between ALLIANCEBERNSTEIN GLOBAL STRATEGIC INCOME TRUST, INC. (formerly known as Alliance Global Strategic Income Trust, Inc.), a Maryland Corporation (the “Fund”) and ALLIANCEBERNSTEIN INVESTOR SERVICES, INC. (formerly known as Alliance Fund Services, Inc.), a Delaware Corporation (“ABIS”).

WITNESSETH

WHEREAS, the Fund and ABIS wish to amend the Transfer Agency Agreement dated as of December 12, 1995 (the “Agreement”) in the manner set forth herein;

NOW, THEREFORE, the parties agree as follows:

1.       Amendment of Agreement.    Section 35 of the Agreement is hereby amended and restated to read as follows:

SECTION 35. This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original, and shall become effective on the last date of signature below unless otherwise agreed by the parties. Unless sooner terminated pursuant to SECTION 32, this Agreement will continue until December 31, 1996 and will continue in effect thereafter so long as its continuance is specifically approved at least annually by the Board of Directors or by a vote of the stockholders of the Fund and in either case by a majority of the Directors who are not parties to this Agreement or interested persons of any such party, at a meeting called for the purpose of voting on this Agreement.

2.       No Other Changes.    Except as provided herein, the Agreement shall be unaffected hereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Agreement.

ALLIANCEBERNSTEIN GLOBAL STRATEGIC INCOME TRUST, INC.

By:	/s/Emilie D. Wrapp
	Name:	Emilie D. Wrapp
	Title:	Secretary

ALLIANCEBERNSTEIN INVESTOR SERVICES, INC.

By:	/s/George Hrabovsky
	Name:	George Hrabovsky
	Title:	President

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